UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 27, 2011

Metalico, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32453	52-2169780
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

186 North Ave. East, Cranford, New Jersey		07016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(908) 497-9610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 27, 2011, Metalico, Inc. (the "Company"), together with certain of its direct and indirect subsidiaries, entered into a Second Amendment (the "Amendment") to the Credit Agreement dated as of February 26, 2010 (the "Credit Agreement") with a syndicate of lenders led by JPMorgan Chase Bank, N.A and also including RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., and Capital One Leverage Finance Corp. The material terms of the Amendment are set forth in Item 2.03 below, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 27, 2011 the Company entered into a Second Amendment (the "Amendment") to the Credit Agreement dated as of February 26, 2011 (the "Credit Agreement") among the Company and certain of its direct and indirect subsidiaries as borrowers or guarantors and a syndicate of lenders led by JPMorgan Chase Bank, N.A. and also including RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., and Capital One Leverage Finance Corp. The Amendment provides for an increase in the maximum amount available under the Credit Agreement to $85,000,000, including $70,000,000 under the revolving credit facility (up from $57,000,000) and an additional term loan to be available in multiple draws in the aggregate amount of $9,000,000 earmarked for contemplated capital expenditures. The term loan funded at the closing of the Credit Agreement continues to amortize. The Amendment increases the advance rate for inventory under the revolving facility's borrowing base formula. LIBOR-based interest rates have been reduced to the current LIBOR rate plus 3.25% for revolving loans and the current LIBOR rate plus 3.75% for term loans. The Amendment also adjusts the definition of Fixed Charges and several covenants, allowing for increases in permitted indebtedness, capital expenditures, and permitted acquisition baskets. The remaining material terms of the Credit Agreement remain unchanged by the Amendment. The above description of the terms of the Amendment is qualified in its entirety by the Amendment, which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2010 to be filed in March of 2011.

Item 3.02 Unregistered Sales of Equity Securities.

On January 31, 2011, the Company acquired all of the issued and outstanding stock of Goodman Services, Inc., a Bradford, Pennsylvania-based full service recycling company with additional facilities in Jamestown, New York and Canton, Ohio. As part of the purchase price for the acquisition, the Company issued 782,763 shares of its common stock, par value $0.001 per share (the "Acquisition Stock") having an aggregate value to the sellers of approximately $4.4 million determined at a price per share of $5.61 (the "Stock Price"). The value of the aggregate consideration received by the sellers is subject to adjustment as set forth below.

Commencing on the date on which the Acquisition Stock may be publicly traded, the holders of the Acquisition Stock may sell up to 100,000 shares per week in the aggregate for a period of three months (the "Window"). At the end of the Window, if any Acquisition Stock sold by the sellers is sold for proceeds, net of commissions and transaction costs, at an average price per share less than the Stock Price, the Company will be obligated to pay to the sellers the shortfall between the Stock Price and the net proceeds per share received by the sellers for each share of Acquisition Stock sold during the Window. If all Acquisition Stock sold by the sellers is sold for proceeds, net of commissions and transaction costs, at an average price per share greater than the Stock Price, the sellers will be obligated to pay back to the Company the excess of the Stock Price the net proceeds per share received by the seller for each such share sold during the Window. Additionally, if the Acquisition Stock is not subject to an effective registration by February 14, 2011, then the Company will advance $1 million to the sellers, which amount is to be repaid by the sellers in full no later than the date occurring nine months after the date on which the Acquisition Stock may be publicly traded. The sellers have no obligation to sell the Acquisition Stock during the Window or otherwise.

Item 8.01 Other Events.

On January 31, 2011, the Company issued a press release announcing the acquisition of Goodman Services, Inc., a Bradford, Pennsylvania-based full service recycling company with additional facilities in Jamestown, New York and Canton, Ohio. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release issued January 31, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalico, Inc.

January 31, 2011	By:	/s/ Carlos E. Aguero

Name: Carlos E. Aguero
Title: Chairman, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued January 31, 2011